UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12
VAXCYTE, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit requirement by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Vaxcyte, Inc.

825 Industrial Road

Suite 300

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 8:30 A.M. PACIFIC TIME ON THURSDAY, JUNE 6, 2024

Dear Stockholder:

You are cordially invited to attend the virtual Annual Meeting of Stockholders (the “Annual Meeting”) of Vaxcyte, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 6, 2024 at 8:30 a.m. Pacific Time via live webcast for the following purposes:

1.

To elect the three nominees for Class I director named in the accompanying Proxy Statement to hold office until the Company’s 2027 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

This year’s Annual Meeting will be accessible through the internet via a live webcast. You will be able to attend the virtual Annual Meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/PCVX2024 and entering the 16-digit number included in your proxy card. Please refer to the additional logistical details and recommendations in the accompanying proxy statement.

The record date for the Annual Meeting is April 8, 2024. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting may be accessed electronically, upon request, starting ten days prior to the Annual Meeting by contacting Vaxcyte investor relations via email at investors@vaxcyte.com. In addition, such stockholder list will be posted on the virtual meeting website during the Annual Meeting.

Beginning on or about April 15, 2024, a Notice of Internet Availability of Proxy Materials will be mailed to our stockholders of record as of April 8, 2024. We have elected to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. The proxy statement, the accompanying proxy or voting instruction card and our annual report are available at www.proxyvote.com. As more fully described in the notice, all stockholders may choose to access these materials online or may request printed or emailed copies.

Your vote is important. Whether or not you expect to attend our Annual Meeting, please vote as soon as possible. We appreciate your continued support of the Company.

By the order of the Board of Directors,

/s/ Mikhail Eydelman

Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

San Carlos, California

April 15, 2024

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on Thursday, June 6, 2024 at 8:30 a.m. Pacific Time at

www.virtualshareholdermeeting.com/PCVX2024. The proxy statement and our annual report are available at

www.proxyvote.com.

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this report, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Actual events or results may differ from those expressed in forward-looking statements. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this proxy statement primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission and other subsequent documents we file with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or alter any statements as a result of new information, future events or otherwise, except as required by law.

VAXCYTE, INC.

825 Industrial Road

Suite 300

San Carlos, California 94070

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 8:30 A.M. PACIFIC TIME

ON THURSDAY, JUNE 6, 2024

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Vaxcyte, Inc. (sometimes referred to as the “Company” or “Vaxcyte”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 15, 2024 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be accessible through the internet via a live webcast. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on our record date of April 8, 2024 or hold a valid proxy for the meeting. We have structured our virtual Annual Meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

You will be able to attend the virtual Annual Meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/PCVX2024 and entering the 16-digit number included in your proxy card.

Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.

If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the meeting, we will promptly post information to the Investors & Media section of our website,

http://investors.vaxcyte.com, including information on when the meeting will be reconvened.

We will provide our stockholders the opportunity to ask questions and make statements about a proposal during the formal business of the meeting. Questions and comments of a general nature will be held until after the conclusion of the formal business of the Annual Meeting. Instructions for submitting questions and making statements will be posted on the virtual meeting website. This live question and answer session will be conducted in accordance with certain Rules of Conduct. These Rules of Conduct will be posted on our Investors & Media website prior to the date of the Annual Meeting, and may include certain procedural requirements, such as limiting repetitive or follow-up questions, so that more stockholders will have an opportunity to ask questions. Out of consideration for other stockholders, we request that stockholders limit questions and comments to one and time to two minutes or less. This will allow every stockholder who wishes to speak an opportunity to do so.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 8, 2024 will be entitled to vote at the Annual Meeting. On this record date, there were 108,759,448 shares of our common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 8, 2024 your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting if you attend online, vote by proxy through the internet or by telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy through the internet or by telephone as instructed below, or by completing a proxy card that you may request.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If on April 8, 2024 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, dealer or other agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the outstanding shares entitled to vote are electronically present online at the meeting or represented by proxy. On the record date, there were 108,759,448 shares of common stock outstanding and entitled to vote. Thus, the holders of 54,379,725 shares must be present online or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares electronically present online at the Annual Meeting or represented by proxy may adjourn the meeting to another date.

What am I voting on?

There are three proposals scheduled for a vote at the Annual Meeting:

Proposal No. 1: To elect the three nominees for Class I director named herein to hold office until our 2027 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Proposal No. 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Proposal No. 3: Advisory approval of the compensation of our named executive officers.

What if another matter is properly brought before the meeting?

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares of our common stock they represent according to their judgment.

How do I vote?

For Proposal No. 1, election of Class I directors, you may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

For Proposal No. 2, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, you may vote “For” or “Against” or “Abstain” from voting.

For Proposal No. 3, advisory approval of the compensation of our named executive officers, you may vote “For” or “Against” or “Abstain” from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting and vote electronically during the meeting even if you have already voted by proxy.

•

By Telephone: To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. EST on June 5, 2024 to be counted.

•

By Internet: To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. EST on June 5, 2024 to be counted.

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By Mail: If you requested printed copies of the proxy materials by mail, you may vote using the proxy card. Simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

At the Annual Meeting: To vote at the Annual Meeting, you must be present via live webcast. To vote through the internet during the meeting, log into the Annual Meeting website at www.virtualshareholdermeeting.com/PCVX2024 and following the instructions provided on the website. We encourage you to vote your proxy by internet, telephone or mail prior to the meeting, even if you plan to attend the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than directly from us.

•

By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone, electronically on the internet or by mail using the proxy card provided by your bank, broker or other agent. Simply follow the instructions in the notice provided by your broker, bank or other agent to ensure that your vote is counted.

•	By Mail: You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

•

At the Annual Meeting: To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. We encourage you to vote your proxy by internet, telephone or mail prior to the meeting, even if you plan to attend the Annual Meeting.

Regarding internet proxy voting, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and cellular companies.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet (only the latest proxy submitted prior to the Annual Meeting will be counted).

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 825 Industrial Road, Suite 300, San Carlos, California 94070.

•	You may attend, and vote online during, the Annual Meeting. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent to change your vote.

How many votes do I have?

On each matter to be voted upon, each share of our common stock that you own as of April 8, 2024 entitles you to one vote.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” Proposal No. 1 to elect the three nominees for director; “For” Proposal No. 2 to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and “For” Proposal No. 3 for the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent on how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the listing requirements of the Nasdaq Global Select Market (“Nasdaq”), brokers, banks and other securities intermediaries that are subject to Nasdaq rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under Nasdaq rules, but not with respect to “non-routine” matters. In this regard, Proposals No. 1 and 3 are considered to be “non-routine” matters under Nasdaq rules, meaning that your broker may not vote your shares on Proposals No. 1 and 3 in the absence of your voting instructions. However, Proposal No. 2, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered to be a “routine” matter under Nasdaq rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal No. 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

Proposal No. 1: Directors will be elected by a plurality of the votes cast, meaning that the three nominees who receive the most “For” votes from the holders of shares present online or represented by proxy and entitled to vote on the election of directors will be elected. Accordingly, only votes “For” will affect the outcome.

Proposal No. 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the proposal must receive “For” votes from the holders of a majority of shares present online or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

Proposal No. 3: This proposal, commonly referred to as the “say-on-pay” vote, must receive “For” votes from the holders of a majority shares present online or represented by proxy and entitled to vote on the matter. Since this proposal is an advisory vote, the result will not be binding on our Board of Directors. However, our Board of Directors values our stockholders’ opinions, and our Board of Directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for:

•	Proposal No. 1, votes “For,” “Withhold” and broker non-votes;

•	Proposal No. 2, votes “For” and “Against” as well as “Abstain.”

•	Proposal No. 3, votes “For,” “Against,” “Abstain” and broker non-votes;

For Proposal No. 1, the election of directors is determined by a plurality of votes cast, so a “Withhold” vote and broker non-votes will not be counted in determining the outcome of such proposal.

For Proposal No. 2, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, abstentions and broker non-votes will be counted towards the vote total and will have the same effect as “Against” votes. As explained below, broker non-votes are not expected on this proposal.

For Proposal No. 3, advisory approval of the compensation of our named executive officers, abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for this proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under Nasdaq rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Since Proposals No. 1 and 3, are considered to be “non-routine” matters under Nasdaq rules, we expect broker non-votes to exist in connection with Proposals No. 1 and 3. Proposal No. 2, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered to be a “routine” matter under Nasdaq rules, and therefore we do not expect broker non-votes to exist in connection with Proposal No. 2.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide your voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in our proxy materials for our 2025 Annual Meeting of Stockholders, your proposal (including any director nominations) must be submitted in writing by December 16, 2024 to our Corporate Secretary at 825 Industrial Road, Suite 300, San Carlos, California 94070, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, if the 2025 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after June 6, 2025, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), if you wish to submit a proposal (including a director nomination) at the 2025 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 8, 2025 and no earlier than the close of business on February 6, 2025; provided, however, that if next year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after June 6, 2025, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, the proxy solicited by our Board of Directors for the 2025 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which the Company has not been provided with timely notice and (ii) any proposal made in accordance with our Bylaws, if the 2025 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with Rule 14a-19 under the Exchange Act.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. We currently have three directors in each of Class I and Class II, and two directors in Class III. Each class serves for a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors unless the Board of Directors determines by resolution that any such vacancies will be filled by stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors presently has eight directors. The three directors in Class I whose terms of office expire in 2024 and who will be standing for election at the Annual Meeting, and their ages as of April 15, 2024, are set forth in the table below.

Name	Director Since	Age
Annie Drapeau	September 2021	57
Teri Loxam	September 2021	52
Carlos Paya, M.D., Ph.D.	October 2021	65

If elected at the Annual Meeting, these nominees would serve until the 2027 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

Our policy is to encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2023 Annual Meeting, which was held virtually.

The following includes a brief biography of each nominee for Class I director and each of our Class II and Class III directors continuing to serve on the Board of Directors, including their respective ages, as of April 15, 2024. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors to determine that the applicable nominee or other current director should serve as a member of the Board of Directors.

Class I director Nominees for Election for a Three-Year Term Expiring at the 2027 Annual Meeting

Annie Drapeau. Ms. Drapeau, 57, has served on our Board of Directors since September 2021. Ms. Drapeau has served as Chief People Officer of Toast, Inc., a publicly traded cloud-based restaurant management software company, since May 2019. From October 2016 to May 2019, Ms. Drapeau served as Chief People Officer of Moderna Therapeutics, Inc., a publicly traded pharmaceutical and biotechnology company. From April 2015 to October 2016, Ms. Drapeau served as Operating Partner of Bain Capital, a private investment firm. From March 2010 to March 2015, Ms. Drapeau served as Executive Vice President, Strategy and Talent for Iron Mountain Inc., a publicly traded enterprise information management services company. Additionally, Ms. Drapeau has served as Chief People Officer at VistaPrint and Digitas, and started her career in finance roles at JP Morgan and PepsiCo. Ms. Drapeau holds a B.S. in Chemical Engineering from Bucknell University and an M.B.A. from the Tuck School of Business at Dartmouth College. Ms. Drapeau was selected to serve on our Board of Directors because of the depth of her life sciences industry and operations expertise.

Teri Loxam. Ms. Loxam, 52, has served on our Board of Directors since September 2021. Ms. Loxam has served as Chief Financial Officer of Compass Pathways plc, a publicly traded biotechnology company, since March 2024, and as a member of the board of directors of Cardiol Therapeutics Inc., a publicly traded life sciences company, since May 2022. Ms. Loxam previously served as Chief Financial Officer of Gameto, a privately held biotechnology company, from April 2023 to October 2023, Chief Financial Officer and Chief Operating Officer of Kira Pharmaceuticals, a privately held biotechnology company, from November 2021 to March 2023, and Chief Financial Officer of SQZ Biotechnologies, a publicly traded biotechnology company, from September 2019 to November 2021. From August 2015 to August 2019, Ms. Loxam was at Merck & Co., Inc., a publicly traded multinational pharmaceutical company, where she served as Senior Vice President of Investor Relations and Global Communications. Before that, from July 2012 to August 2015, Ms. Loxam served as Vice President of Investor Relations at IMAX, an entertainment technology company. From June 2001 to July 2012, Ms. Loxam had a number of roles of increasing responsibility across Strategy, Treasury and Investor Relations at Bristol-Myers Squibb, a publicly traded multinational pharmaceutical company. Ms. Loxam holds an M.B.A. from the University of California, Irvine, Paul Merage School of Business, and a B.Sc. from the University of Victoria. Ms. Loxam was selected to serve on our Board of Directors because of the depth of her life sciences industry, investor relations and financial expertise.

Carlos Paya, M.D., Ph.D. Dr. Paya, 65, has served as a member and chairman of our Board of Directors since October 2021. Dr. Paya has served as a Venture Partner at Abingworth LLP (acquired by The Carlyle Group Inc.) since January 2020. Dr. Paya has also served as chairman of the board directors of Highlight Therapeutics S.L, a privately held immuno-oncology company, since January 2020. Additionally, Dr. Paya serves as a Senior Advisor to Ysios Capital, a privately held life sciences investor, and Launch Therapeutics, a privately held clinical development company. Dr. Paya previously served as a member of the boards of directors of Standard BioTools, Inc., a publicly traded biological research equipment company, from March 2017 to January 2024, where he also served as chairman from May 2020 to January 2024 when it merged with SomaLogic, Inc., and of Mallinckrodt Pharmaceuticals, a publicly traded pharmaceutical company, from May 2019 to June 2022, as well as president, chief executive officer and director of Immune Design Corp, a publicly traded therapeutic vaccines company, from May 2011 to May 2019 when it was acquired by Merck & Co., Inc. Dr. Paya previously served as president of Elan Corporation, a publicly traded pharmaceutical company, which was acquired by Perrigo Company, from November 2008 to April 2011. Before joining Elan Corporation, Dr. Paya served as Vice President of the Lilly Research Laboratories at Eli Lilly & Company, a publicly traded pharmaceutical company, from September 2001 to November 2008. From January 1991 to August 2001, Dr. Paya was professor of medicine, immunology, and pathology, and vice dean of the clinical investigation program at the Mayo Clinic in Rochester, Minnesota. Dr. Paya holds M.D. and Ph.D. degrees from the University of Madrid and underwent postdoctoral training at the Institute Pasteur, Paris, France. Dr. Paya was selected to serve on our Board of Directors because of his experience in the life sciences industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF OUR NOMINEES NAMED ABOVE.

Class II Directors Continuing in Office Until the 2025 Annual Meeting

K. Peter Hirth, Ph.D. Dr. Hirth, 72, has served on our Board of Directors since September 2016. In 2001, Dr. Hirth founded Plexxikon, Inc., a pharmaceutical company, and served as its Chief Executive Officer until April 2013. Dr. Hirth has served as a member of the board of directors of Aligos Therapeutics, Inc., a publicly traded biopharmaceutical company, since August 2018, and as chairman of the board of directors of IO Biotech, Inc., a publicly traded biopharmaceutical company, since September 2016. Dr. Hirth also currently serves on the boards of directors of TRex Bio, a privately held biotechnology company, and Enterome, a privately held biopharmaceutical company. Dr. Hirth holds an M.Sc. and Ph.D. in Molecular Genetics from Heidelberg University, Germany and completed his post-doctoral work at the University of California, San Diego. Dr. Hirth was selected to serve on our Board of Directors because of his extensive experience as a drug developer, entrepreneur, operator and investor in and advisor to many life sciences companies.

Jacks Lee. Mr. Lee, 60, has served on our Board of Directors since November 2023. Mr. Lee is currently President and owner of JL Innovative Transformations LLC, an advisory and consultancy company that he founded in June 2022. Mr. Lee has also served as a member of the board of directors of G1 Therapeutics, Inc., a publicly traded biopharmaceutical company, since June 2022. Mr. Lee held various roles at Merck & Co., Inc., a publicly traded multinational pharmaceutical company, from 2007 to June 2023, where he most recently served as Senior Vice President of Global Manufacturing & Supply from 2014 until June 2023. Previously, Mr. Lee held various roles of increasing responsibility with Sanofi Aventis and its predecessor companies from 1988 to 2007, including Head of Manufacturing Global Pharmaceutical Products from 2002 to 2004 and Head of Manufacturing Vaccines and Biologics from 2004 to 2007. Mr. Lee holds an M.S. in Industrial Management from the University of Central Missouri and earned his B.S. in Industrial Engineering at the University of Wisconsin—Madison. Mr. Lee was selected to serve on our Board of Directors for his more than 30 years of experience having led global strategic supply and manufacturing operations at leading multi-national pharmaceutical companies, with a significant focus on vaccines and biopharmaceuticals.

Heath Lukatch, Ph.D. Dr. Lukatch, 56, has served on our Board of Directors since May 2018. Dr. Lukatch has served as Founder and Managing Partner of Red Tree Venture Capital, a life sciences venture capital firm, since March 2020. Dr. Lukatch currently serves as a member of the boards of directors of numerous privately held companies, including Engrail Therapeutics, since March 2024, Bicara Therapeutics, since July 2023, Acrigen Biosciences, where he is board chair, since July 2021, Excellergy Therapeutics since January 2021 and Magnus Medical, Inc., where he is board chair, since December 2020. From 2015 to 2020, Dr. Lukatch held various roles at TPG, Inc., a private equity firm, including Partner and Managing Director, TPG Biotech from May 2015 to December 2017 and Partner, TPG Growth and RISE from January 2018 to March 2020. In 2006, Dr. Lukatch co-founded Novo Ventures’ San Francisco office, where he was a Partner through 2015. Prior to joining Novo Ventures, Dr. Lukatch was a Managing Director responsible for biotechnology venture investments at Piper Jaffray Ventures and SightLine Partners. Dr. Lukatch previously served as a chairman of the boards of directors of Inogen, Inc., a publicly traded medical technology company, from December 2006 to March 2022, of Engage Therapeutics, Inc., a privately held pharmaceutical company, from September 2017 to June 2020, when it was acquired by UCB, and Satsuma Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from December 2016 to June 2023. Dr. Lukatch also served as a member of the boards of directors of Virsti Therapeutics from April 2021 to April, 2023, Cargo Therapeutics, Inc. from January 2021 to November, 2023, Flexion Therapeutics, Inc., a publicly traded biopharmaceutical company, from December 2012 to November 2021, when it was acquired by Pacira BioSciences, Inc., ViaCyte Inc. from November 2018 to December 2020, Ceribell. Inc. from September 2018 to December 2020, and Halo Neuroscience from November 2017 to October 2020. Prior to becoming an investor, Dr. Lukatch worked as a strategy consultant with McKinsey & Company and was co-founder and CEO of AutoMate Scientific, Inc., a biotechnology instrumentation company. In addition, Dr. Lukatch was a bench scientist at Chiron, Roche Bioscience and Cetus, doing molecular biology, electrophysiology and protein chemistry, respectively. Dr. Lukatch holds a B.A. with high honors in Biochemistry from the University of California at Berkeley and a Ph.D. in Neuroscience from Stanford University where he was a DOD USAF Fellow. Dr. Lukatch was selected to serve on our Board of Directors because of his extensive industry experience, his experience with venture capital investments and his experience of serving on the board of directors for several biopharmaceutical and healthcare companies.

Class III Directors Continuing in Office Until the 2026 Annual Meeting

Halley Gilbert, J.D. Ms. Gilbert, 54, has served on our Board of Directors since April 2020. Ms. Gilbert has served as Chief Legal Officer of CARGO Therapeutics, Inc., a publicly traded biotechnology company, since

September 2023. From August 2021 to May 2022, Ms. Gilbert served as Chief Legal Officer of Neogenomics, Inc., a publicly traded cancer diagnostics company. From June 2020 to August 2021, Ms. Gilbert served as Chief Operating Officer and Chief Business Officer at Adagio Therapeutics, Inc. From 2008 to February 2020, Ms. Gilbert served in various roles at Ironwood Pharmaceuticals, Inc., a biopharmaceutical company, including as Senior Vice President, Corporate Development and Chief Administrative Officer from March 2019 to February 2020, as Senior Vice President, Chief Legal Officer and Corporate Secretary from 2014 to March 2019 and as Vice President, General Counsel and Corporate Secretary from 2008 to 2014. Prior to joining Ironwood Pharmaceuticals, Ms. Gilbert was Vice President, Deputy General Counsel at Cubist Pharmaceuticals, Inc. and previously served as a corporate counsel at Genzyme Corp., prior to its acquisition by Sanofi. Ms. Gilbert began her career at Skadden, Arps, Slate, Meagher & Flom LLP, where she specialized in mergers and acquisitions and securities law. Ms. Gilbert has served as a member of the boards of directors of Arcutis Biotherapeutics, Inc., a publicly traded biopharmaceutical company, since May 2020 and of CytomX Therapeutics, Inc., a publicly traded biopharmaceutical company, since April 2020. From November 2019 to February 2020, Ms. Gilbert served on the board of directors of Dermira, Inc. (acquired by Eli Lilly and Company), a medical dermatology company. From January 2017 to April 2019, Ms. Gilbert served on the board of directors of Achaogen, Inc., a biopharmaceutical company. Ms. Gilbert holds a B.A. from Tufts University and a J.D. from Northwestern University School of Law. Ms. Gilbert was selected to serve on our Board of Directors because of the depth of her biotechnology industry management and operations expertise and public company board of directors experience.

Grant E. Pickering M.B.A. Mr. Pickering, 56, is our co-founder and has served as our Chief Executive Officer and as a member of our Board of Directors since November 2013. Mr. Pickering also served as our President from November 2013 until January 2021. From May 2013 to April 2015, Mr. Pickering served as Strategic Advisor at Atreca, Inc., a biotechnology company. Prior to joining Vaxcyte, Mr. Pickering was the Chief Executive Officer of Mymetics Corporation, a developer of virosomal vaccines for infectious diseases. Prior to that, Mr. Pickering was an Executive-in-Residence at Kleiner Perkins, a venture capital firm, and Senior Vice President of Operations of Dendreon Corporation, a biopharmaceutical company. Mr. Pickering served as the Chief Executive Officer and a director of Juvaris BioTherapeutics, Inc., a privately held biopharmaceutical company, from March 2008 to December 2023, and currently serves as a member of the board of directors of Athira Pharma, Inc., a publicly traded biopharmaceutical company, since January 2022. Mr. Pickering holds a B.S. in Marketing from Penn State University and an M.B.A. from Georgetown University. Mr. Pickering was selected to serve on our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and his operating and management experience in the healthcare industry.

CORPORATE GOVERNANCE AND BOARD MATTERS

Overview

We are committed to exercising good corporate governance practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on the Investors & Media section of our website, http://investors.vaxcyte.com, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. We believe that our corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, empower our independent directors to effectively oversee our management—including the performance of our Chief Executive Officer—and provide an effective and appropriately balanced board governance structure.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors.

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Annie Drapeau, Halley Gilbert, Peter Hirth, Jacks Lee, Teri Loxam, Heath Lukatch, Carlos Paya and former director Michael Kamarck (who served until June 2023) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable Nasdaq listing standards.

In addition, our Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.” Mr. Pickering is not considered independent because he currently serves as our Chief Executive Officer.

Board Leadership Structure

Our Board of Directors is currently led by our Chairman, Carlos Paya. Our Board of Directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our chairman provides guidance to our Chief Executive Officer and presides over meetings of the full Board of Directors. We believe that this separation of responsibilities provides a balanced approach to managing our Board of Directors and overseeing the Company.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight

Our Board of Directors has responsibility to oversee the Company’s risk management processes. Our Board of Directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board of Directors, as a whole and at the committee level, regularly discusses with management major risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal, regulatory, cyber and reputational risks.

Our Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors. Our Audit Committee oversees and monitors risk management and reviews with management and our independent registered public accounting firm, as appropriate, our significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Periodically, the Audit Committee reviews our policies, processes and controls with respect to risk assessment, risk management, loss prevention and regulatory compliance.

Our Compensation Committee is responsible for overseeing our practices and policies regarding talent acquisition, retention, development and compensation as they relate to risk management and risk-taking incentives to determine whether such policies and practices encourage excessive or inappropriate risk taking by employees.

Our Nominating and Corporate Governance Committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board of Directors as a whole. While our Board of Directors and its committees have an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Meetings of the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2023 for the Board of Directors and each of its committees:

	Audit	Compensation	Nominating and Corporate Governance
Total number of committee meetings during 2023	4	4	2
Annie Drapeau		C	✓
Halley Gilbert	✓		C
Peter Hirth		✓	✓
Jacks Lee	✓
Teri Loxam	C
Heath Lukatch		✓
Carlos Paya
Grant E. Pickering

C	Chair
✓	Member

The Board of Directors met eight times during 2023. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of 2023 for which he or she was a director or committee member.

Information Regarding the Demographics of the Board of Directors

Below is a matrix containing the demographic composition of our Board of Directors as of April 15, 2024.

	Carlos Paya	Annie Drapeau	Halley Gilbert	Peter Hirth	Jacks Lee	Teri Loxam	Heath Lukatch	Grant E. Pickering
Part I: Gender Identity
Female		●	●			●
Male	●			●	●		●	●
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian					●
Hispanic or Latinx	●
Native Hawaiian or Pacific Islander
White		●	●	●		●	●	●
LGBTQ+
Total Number of Directors	8

Information Regarding Committees of the Board of Directors

Below is a description of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The written charters of our committees are available to stockholders on the Investors & Media section of our website at http://investors.vaxcyte.com. Each of the committees has authority to engage legal counsel, consultants or other experts, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee currently consists of Teri Loxam (Chairperson), Halley Gilbert and Jacks Lee, each of whom our Board of Directors has determined satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. During fiscal year 2023 and until he passed away on June 30, 2023, Michael Kamarck was a member of our Audit Committee. Following Dr. Kamarck’s passing, our Board of Directors appointed Dr. Paya to our Audit Committee, where he served until Mr. Lee was appointed to the Board of Directors and Audit Committee on November 27, 2023. Our Board of Directors has determined that Ms. Loxam is an “audit committee financial expert” within the meaning of SEC regulations.

Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of her or his employment.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•

discussing with management and the independent registered public accounting firm the results of our annual audit and reviewing any reports or other disclosure required by the applicable rules and regulations of the SEC to be included in our annual proxy statement and periodic reports;

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm;

•

discussing with management and the independent registered public accounting firm management risks relating to data privacy, technology and information security, including cyber security and backup of information systems, and the steps the Company has taken to monitor and control such exposures;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	reviewing related person transactions;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

obtaining and reviewing a report by the Company’s independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	reviewing and assessing, at least annually, the performance of the Audit Committee and adequacy of its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with Deloitte & Touche, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche, LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

This Report of the Audit Committee of the Board of Directors is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

Respectfully submitted,
The Audit Committee of the Board of Directors

Teri Loxam (Chairperson)
Halley Gilbert
Jacks Lee

Compensation Committee

Our Compensation Committee currently consists of Annie Drapeau (Chairperson), Peter Hirth and Heath Lukatch. Our Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

•	reviewing and approving, or recommending for approval to our Board of Directors, the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity-based plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•	establishing and monitoring stock ownership guidelines for directors and executive officers of the Company as the Compensation Committee determines to be necessary or appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy; and

•	reviewing and assessing, at least annually, the performance of the Compensation Committee and adequacy of its charter.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

This Report of the Compensation Committee of the Board of Directors is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.

Respectfully submitted,
The Compensation Committee of the Board of Directors

Annie Drapeau (Chairperson)
Peter Hirth
Heath Lukatch

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Halley Gilbert (Chairperson), Annie Drapeau and Peter Hirth. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;

•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;

•

reviewing and considering environmental, social responsibility and sustainability matters as the Nominating and Corporate Governance Committee determines appropriate and making recommendations to our Board of Directors regarding, or taking action with respect to, such matters;

•	overseeing periodic evaluations of our Board of Directors’ performance, including committees of our Board of Directors; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and adequacy of its charter.

Director Nomination Process

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and for its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Board of Directors will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;

•	experience relevant to our business industry;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member or executive officer of another publicly held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our Board of Directors;

•	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; and

•	relevant academic expertise or other proficiency in an area of our business operations.

The Nominating and Corporate Governance Committee also will consider such factors as the ability to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and Vaxcyte, to maintain a balance of knowledge, experience and capability.

Identification and Evaluation of Nominees for Director

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating for re-nomination the current members of our Board of Directors whose terms of office are set to expire and are willing to continue in service.

In the case of potential nominees, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee interviews potential nominees and meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ service to Vaxcyte during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence, as well as the overall composition of the Board of Directors, balancing the value of continuity of service by existing members of our Board of Directors with the value of obtaining new skill sets and expertise.

In the case of all director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 825 Industrial Road, Suite 300, San Carlos, California 94070, Attn: Corporate Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Our Board of Directors believes that stockholders should have an opportunity to communicate with the Board of Directors, and efforts have been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070, Attn: Corporate Secretary. The Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Corporate Secretary shall discard the communication.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to our directors, officers and employees, including our principal executive officer (“PEO”), principal financial officer (“PFO”), principal accounting officer or controller or persons performing similar functions. Our Code of Conduct is available under the Corporate Governance section of our website at http://investors.vaxcyte.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Prohibition Against Pledging and Hedging

We maintain an Insider Trading Policy that prohibits our officers, directors and employees from pledging our stock as collateral to secure loans and from engaging in hedging transactions, including prepaid variable forwards, equity swaps, collars and exchange funds. It further prohibits margin purchases of our stock, short sales of our stock and any transactions in put options, call options or other derivative securities involving our stock.

Corporate Governance Guidelines

As part of our Board of Directors commitment to enhancing stockholder value over the long term, our Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company and to assist our Board of Directors in the exercise of its responsibilities. Our Corporate Governance Guidelines cover, among other topics, board composition and selection, director independence, board membership criteria, committees of the Board of Directors, board and board committee assessments, board access to management and use of outside advisors and director orientation and education. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed under the Corporate Governance section of our website at http://investors.vaxcyte.com.

DIRECTOR COMPENSATION

Director Compensation for 2023

The following table sets forth information regarding the compensation earned by or paid to our directors during the year ended December 31, 2023, other than Grant E. Pickering, our Chief Executive Officer, who is also a member of our Board of Directors but did not receive any additional compensation for service as a director. The compensation of Mr. Pickering as a named executive officer is set forth below in the subsection titled “Executive Compensation––2023 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Total ($)
Carlos Paya	80,000	(4)	132,700	511,518	724,218
Annie Drapeau	60,000		132,700	511,518	704,218
Halley Gilbert	60,000		132,700	511,518	704,218
Peter Hirth	52,500		132,700	511,518	696,718
Michael Kamarck(4)	25,000		132,700	511,518	669,218
Jacks Lee(4)	4,755		—	964,188	968,943
Teri Loxam	60,000		132,700	511,518	704,218
Heath Lukatch	47,500		132,700	511,518	691,718

(1)

The amounts reported represent the aggregate grant date fair value of stock awards granted during fiscal year 2023 under our 2020 Equity Incentive Plan (the “2020 Plan”), computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”). The amounts reflect a grant date value per share of $53.08. The assumptions used in calculating the grant date fair value of stock awards reported in this column are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)

The amounts reported represent the aggregate grant date fair value of stock options granted during fiscal year 2023 under the 2020 Plan, computed in accordance with ASC Topic 718. The amounts reflect a grant date per share Black-Scholes value of $34.10, with the exception of Mr. Lee, whose amount reflects a grant date per share Black-Scholes value of $32.14. The assumptions used in calculating the grant date fair value of stock options reported in this column are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(3)	The aggregate number of shares subject to stock awards and stock options outstanding at December 31, 2023 for each non-employee director was as follows:

Name	Number of Stock Awards Outstanding at December 31, 2023	Number of Options Outstanding at December 31, 2023

Carlos Paya (including awards transferred to trust)	2,500	63,750
Annie Drapeau	2,500	63,750
Halley Gilbert	2,500	127,698
Peter Hirth	2,500	120,583
Michael Kamarck	—	35,416
Jacks Lee	—	30,000
Teri Loxam	2,500	63,750
Heath Lukatch	2,500	76,750

(4)

Following Dr. Kamarck’s passing on June 30, 2023, our Board of Directors appointed Dr. Paya to our Audit Committee, where he served until Mr. Lee was appointed to the Board of Directors and Audit Committee on November 27, 2023. The fees paid to Dr. Paya include the prorated fees for his service on the Audit

Committee for such period. Dr. Kamarck’s and Mr. Lee’s annual retainers for service on our Board of Directors and Audit Committee were prorated for their respective periods of service in fiscal year 2023.

Non-Employee Director Compensation

Upon recommendation of the Compensation Committee (in consultation with its independent compensation consultant), our Board of Directors approved the following compensation for service on our Board of Directors, effective January 1, 2023 for fiscal year ending December 31, 2023:

Equity Compensation

Any person who is elected or appointed as a non-employee director for the first time will automatically, upon the date of his or her initial election or appointment, receive a nonstatutory stock option to purchase 30,000 shares of our common stock (the “Initial Grant”). The Initial Grant will vest over 36 months, 1/3 of which will vest on the anniversary date on which the non-employee director was appointed to our Board of Directors and 1/36 of which will vest monthly thereafter, subject to the director’s continuous service to us through each such date.

On the date of each annual meeting of stockholders, each non-employee director will receive a nonstatutory stock option to purchase 15,000 shares of our common stock (the “Annual Option Grant”) and 2,500 restricted stock units (the “Annual RSU Grant” and together with the Annual Option Grant, the “Annual Grant”). The Annual Option Grant will vest monthly and fully vest on the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders and the Annual RSU Grant will fully vest on the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, subject to the director’s continuous service to us through each such date. Both the Initial Grant and the Annual Grant would become fully vested upon a change in control, subject to the director’s continuous service to us through such date.

Cash Compensation

In addition, each non-employee director is entitled to receive the following cash compensation for services on our Board of Directors and its committees as follows:

•	$75,000 annual cash retainer for service as chair of our Board of Directors and $40,000 per year for service as a board member;

•	$20,000 annual cash retainer for service as chair of the Audit Committee and $10,000 per year for service as a member of the Audit Committee;

•	$15,000 annual cash retainer for service as chair of the Compensation Committee and $7,500 per year for service as a member of the Compensation Committee; and

•	$10,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee and $5,000 per year for service as a member of the Nominating and Corporate Governance Committee.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred, prorated for any partial quarter of service.

Expenses

We reimburse each eligible non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board of Directors and any committee of the Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or Delaware law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares electronically present online or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal No. 2.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2023 and 2022 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2023	2022
Audit Fees(1)	$1,548,500	$1,426,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,548,500	$1,426,300

(1)

Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual financial statements, the review of interim financial statements included in Form 10-Qs, and related services that are normally provided in connection with registration statements, including the registration statements for our follow-on public offerings.

Pre-Approval Procedures

The Audit Committee has procedures in place for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING, ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation” and the accompanying narrative). At the 2022 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.

The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”

The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.

Since this proposal is an advisory vote, the result will not be binding on our Board of Directors or our Compensation Committee. However, our Board of Directors values our stockholders’ opinions, and our Board of Directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting say-on-pay advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2025 Annual Meeting of Stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS

The following table sets forth information for our executive officers as of April 15, 2024. Biographical information with regard to Mr. Pickering is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Grant E. Pickering	56	Chief Executive Officer
Andrew Guggenhime	55	President and Chief Financial Officer
Jim Wassil	54	Executive Vice President and Chief Operating Officer
Mikhail Eydelman	43	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Andrew Guggenhime, M.B.A. Mr. Guggenhime has served as our President since January 2021 and as our Chief Financial Officer since May 2020. Mr. Guggenhime also served as our Chief Business Officer from May 2020 to January 2021. Prior to joining Vaxcyte, Mr. Guggenhime held various roles at Dermira, Inc., a publicly traded biopharmaceutical company, including Chief Operating Officer from April 2014 to May 2018 and Chief Financial Officer from April 2014 to April 2020, following its acquisition by Eli Lilly and Company in February 2020. From September 2011 to April 2014, Mr. Guggenhime served as Chief Financial Officer of CardioDx, Inc., a molecular diagnostics life sciences company, and as a member of the CardioDx board of directors from April 2014 until July 2016. Prior to that, Mr. Guggenhime served as Chief Financial Officer at Calistoga Pharmaceuticals, Inc., a biotechnology company that was acquired by Gilead Sciences, Inc. Mr. Guggenhime also previously served as Senior Vice President and Chief Financial Officer at Facet Biotech Corporation, a biotechnology company, Chief Financial Officer at PDL BioPharma, Inc. a biotechnology company, and Vice President, Corporate Development and then Senior Vice President and Chief Financial Officer at Neoforma, Inc., a provider of supply-chain management solutions for the healthcare industry. Mr. Guggenhime has served as a member of the board of directors of Caribou Biosciences, Inc., a publicly traded biotechnology company, since April 2021, and as chairman of Caribou’s board of directors since July 2021. Mr. Guggenhime previously served as a member of the board of directors of Metacrine, Inc., a publicly traded biopharmaceutical company, from July 2018 to March 2023. Mr. Guggenhime holds a B.A. in International Politics and Economics from Middlebury College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Jim Wassil, M.S., M.B.A. Mr. Wassil has served as our Chief Operating Officer since December 2019 and as Executive Vice President since March 2022. From May 2015 to December 2019, Mr. Wassil served as Vice President and Global Health and Value Business Unit Lead, Vaccines at Pfizer Inc., a publicly traded multinational pharmaceutical company. From August 2008 to May 2015, Mr. Wassil served as Head, Global Product Development Meningococcal Vaccines and Head, U.S. Marketing for Meningococcal Vaccines at Novartis AG., a publicly traded multinational pharmaceutical company. From 1992 to 2008, Mr. Wassil held various roles of increasing responsibility with the vaccine division of Merck & Co., Inc., a publicly traded multinational pharmaceutical company, including in research, quality, technology transfer, regulatory and commercial, culminating with his role as Senior Director, International Marketing, Pediatric Vaccines. Mr. Wassil previously served as a member of the board of directors of Icosavax, Inc., a publicly traded biopharmaceutical company, from June 2022 to February 2024 when it was acquired by AstraZeneca. Mr. Wassil is a member of the Infectious Diseases Society of America. Mr. Wassil holds a B.S. in Chemistry/Biology from the University of Notre Dame and a M.S. in BioOrganic Chemistry and an M.B.A. from Lehigh University.

Mikhail Eydelman, J.D. Mr. Eydelman has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2022, as well as our Chief Compliance Officer since March 2023. From 2017 to April 2022, Mr. Eydelman served as General Counsel and Board Secretary at Sagent Pharmaceuticals, Inc., a U.S. subsidiary of a publicly traded Japanese pharmaceutical company. From 2016 to 2017, Mr. Eydelman served as Assistant General Counsel at Integrated DNA Technologies, a privately held supplier of custom nucleic acids, which was acquired by Danaher Corporation. From 2012 to 2016, Mr. Eydelman served in roles of increasing responsibility at Akorn, Inc., a publicly traded specialty pharmaceutical company. Mr. Eydelman has also served as an attorney at the law firms Latham & Watkins, Allen & Overy and Bryan Cave. Mr. Eydelman holds a B.A. in Economics from Brandeis University and a J.D. from New York University School of Law.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board of Directors until their successors have been duly elected and qualified or until their earlier resignation or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2023 for the individuals who served as our PEO and PFO and our two other most highly compensated executive officers as of December 31, 2023, collectively referred to as our “named executive officers.” During 2023, we only had four executive officers. Accordingly, our group of named executive officers for 2023 is limited to the following four individuals:

Name	Position(s)
Grant E. Pickering	Chief Executive Officer and Co-Founder
Andrew Guggenhime	President and Chief Financial Officer
Jim Wassil	Executive Vice President and Chief Operating Officer
Mikhail Eydelman	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Business Highlights

We are a clinical-stage vaccine innovation company engineering high-fidelity vaccines to protect humankind from the consequences of bacterial diseases. We are developing broad-spectrum conjugate and novel protein vaccines to prevent or treat bacterial infectious diseases. We are re-engineering the way highly complex vaccines are made through modern synthetic techniques, including advanced chemistry and the XpressCF™ cell-free protein synthesis platform, exclusively licensed from Sutro Biopharma, Inc. (“Sutro Biopharma”). Unlike conventional cell-based approaches, our system for producing difficult-to-make proteins and antigens is intended to accelerate our ability to efficiently create and deliver high-fidelity vaccines with enhanced immunological benefits.

Our pipeline includes:

•

Pneumococcal conjugate vaccine (“PCV”) candidates that we believe are among the most broad-spectrum PCV candidates currently in development, targeting the approximately $8 billion global pneumococcal vaccine market. Pneumococcal disease is an infection caused by Streptococcus pneumoniae bacteria. It can result in invasive pneumococcal disease (“IPD”), including meningitis and bacteremia, and non-invasive pneumococcal disease, including pneumonia, otitis media and sinusitis. Our broad-spectrum, carrier-sparing PCV candidates, VAX-24 and VAX-31, are designed to improve upon the standard-of-care PCVs for both children and adults by covering the serotypes that are responsible for a significant portion of IPD in circulation and are associated with high case-fatality rates, antibiotic resistance and meningitis, while maintaining coverage of previously circulating strains that are currently contained through continued vaccination practice. Our lead vaccine candidate, VAX-24, is a Phase 3 ready 24-valent, broad-spectrum, carrier-sparing investigational PCV being developed for the prevention of IPD. Our next-generation PCV candidate, VAX-31, is the broadest-spectrum PCV in the clinic. VAX-31 builds on what has been established with VAX-24 and is designed to expand the breadth of coverage to 31 strains, inclusive of the 24 strains in VAX-24, without compromising immunogenicity due to carrier suppression, and to cover approximately 95% of IPD circulating in the U.S. adult population.

•

VAX-A1, a novel conjugate vaccine candidate designed to prevent disease caused by Group A Streptococcus (“Group A Strep”). Group A Strep is pervasive globally and causes an estimated 800 million cases of illness annually, including pharyngitis, or strep throat, and certain severe invasive infections and sequelae. There is currently no vaccine against Group A Strep, which is one of the leading infectious disease-related causes of death and disability worldwide and a significant contributor to the prescription of antibiotics in the very young.

•

VAX-PG, a novel protein vaccine candidate targeting the keystone pathogen responsible for periodontitis, a chronic oral inflammatory disease affecting an estimated 65 million adults in the United States.

•

VAX-GI, a novel preclinical vaccine candidate being developed as a preventative treatment for dysentery and shigellosis, which is caused by Shigella bacteria. Shigella is a bacterial illness that affects an estimated 188 million people worldwide each year and results in approximately 164,000 deaths annually, mostly among children under five years of age in low- and middle-income settings.

•

Other discovery-stage programs that leverage our cell-free protein synthesis platform, which, if proven successful in preclinical studies, could also be advanced into Investigative New Drug- (“IND”) enabling activities and clinical studies.

Since January 1, 2023, key developments affecting our business include the following:

PCV Franchise Adult Indication

•

Completed Enrollment of Phase 1/2 Study Evaluating VAX-31 for the Prevention of IPD in Adults Aged 50 and Older: In January 2024, we announced the completion of enrollment in the Phase 1/2 clinical study evaluating VAX-31 in healthy adults aged 50 and older. The VAX-31 Phase 1/2 clinical study is a randomized, observer-blind, active-controlled, dose-finding study designed to evaluate the safety, tolerability and immunogenicity of VAX-31 at three dose levels (low, middle and high) compared to Prevnar 20® (“PCV20”) in 1,015 healthy adults aged 50 and older.

•

VAX-24 Adult Phase 1/2 Proof-of-Concept Data Published in The Lancet Infectious Diseases Highlighting Best-in-Class Potential of VAX-24: In December 2023, the results from the VAX-24 Phase 1/2 clinical proof-of-concept study were published in the journal The Lancet Infectious Diseases.

•

Completed End-of-Phase 2 Meeting with FDA and Held CMC Regulatory Discussions: In October 2023, we completed a successful End-of-Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”). The meeting focused on the VAX-24 adult Phase 3 clinical program, including the design of the pivotal, non-inferiority study and other Phase 3 studies needed to support a Biologics License Application (“BLA”) submission. Based on the End-of-Phase 2 meeting, we believe there is agreement with the FDA on the clinical design of the adult Phase 3 program, including the approximate overall number of subjects, the primary and secondary endpoints for the pivotal, non-inferiority study as well as confirmation that the planned immunogenicity analyses are sufficient to support licensure and an efficacy study is therefore not required. Additionally, as part of ongoing chemistry, manufacturing and controls- (“CMC”) focused discussions, we received encouraging input from the FDA regarding the VAX-24 adult licensure requirements. We were granted these discussions under the VAX-24 adult Breakthrough Therapy designation.

•

Reported Positive Data from Phase 2 Study of VAX-24 in Adults Aged 65 and Older and Full Six-Month Safety Data from Adult Phase 1/2 and Phase 2 Studies: In April 2023, we announced positive results from the VAX-24 Phase 2 study in adults aged 65 and older, as well as data from the full six-month safety assessment and prespecified pooled immunogenicity analyses from both the Phase 2 study in adults aged 65 and older and the prior Phase 1/2 proof-of-concept study in adults aged 18-64. (Phase 1 portion included adults aged 18-49 and the Phase 2 portion included adults aged 50-64). In the Phase 2 study in adults aged 65 and older, VAX-24 demonstrated robust opsonophagocytic activity (“OPA”) immune responses for all 24 serotypes at all doses studied, confirming the prior adult Phase 1/2 proof-of-concept study results. The six-month safety data from both studies showed safety and tolerability results for VAX-24 similar to PCV20 at all doses studied.

•

VAX-24 Granted Breakthrough Therapy Designation from the FDA for the Prevention of IPD in Adults Aged 18 and Older: In January 2023, we announced that the FDA granted Breakthrough Therapy designation for VAX-24 for the prevention of IPD in adults. With Breakthrough Therapy designation, we have access to all of the elements of the FDA’s Fast Track program, as well as the ability to receive guidance and support from the FDA on an efficient drug development program and an organizational commitment from senior managers within the FDA. The Breakthrough Therapy designation process is designed to expedite the development and review of drugs and biologics that are intended to treat a serious or life-threatening condition, where preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints.

PCV Franchise Infant Indication

•

Completed Enrollment of Phase 2 Study Evaluating VAX-24 for the Prevention of IPD in Infants: In March 2024, we announced the completion of enrollment in its Phase 2 study evaluating VAX-24 for the prevention of IPD in healthy infants.

Global Manufacturing

•

Exercised Option and Entered into Manufacturing Rights Agreement with Sutro Biopharma to Obtain Control Over Manufacturing and Development of Cell-Free Extract: In November 2023, we exercised the option and entered into a manufacturing rights agreement with Sutro Biopharma to obtain control over the development and manufacture of cell-free extract, a key component of our PCV candidates. Pursuant to the manufacturing rights agreement, we obtained exclusive rights to independently, or through certain third parties, develop, improve and manufacture cell-free extract for use in connection with our vaccine candidates.

•

Expanded Collaboration with Lonza for Global Commercial Manufacturing of Our PCV Candidates: In October 2023, we and Lonza Ltd. (“Lonza”) entered into a new commercial manufacturing agreement, expanding our existing collaboration. This agreement supports the potential global commercialization of our PCV candidates in both the adult and pediatric populations and complements our plans to utilize existing Lonza infrastructure to advance clinical development and support the anticipated initial U.S. launch of VAX-24 or VAX-31 for the adult population. Under the terms of the new agreement, Lonza will provide us with a custom-built manufacturing suite as part of Lonza’s Ibex® facility in Visp, Switzerland to support the manufacture of key components, including the drug substances, for our PCV franchise.

Equity Financings

•

Completed Successful $862.5 Million Follow-On Financing: In February 2024, we completed an underwritten public offering of 12,695,312 shares of our common stock, which included the full exercise of the underwriters’ option to purchase an additional 1,757,812 shares, at a public offering price of $64.00 per share and pre-funded warrants to purchase 781,250 shares of our common stock at a public offering price of $63.999 per underlying share. The aggregate gross proceeds to us from the offering were $862.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding the exercise of any pre-funded warrants.

•

Completed Successful $575 Million Follow-On Financing: In April 2023, we completed an underwritten public offering of 13,030,000 shares of our common stock, which included the full exercise of the underwriters’ option to purchase an additional 1,830,000 shares, at a public offering price of $41.00 per share and pre-funded warrants to purchase 1,000,000 shares of our common stock at a public offering price of $40.999 per underlying share. The aggregate gross proceeds to us from the offering were $575.2 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding the exercise of any pre-funded warrants.

Early-Stage Pipeline

•

Announced New Vaccine Program VAX-GI: In February 2023, we announced that we added a new vaccine program, VAX-GI, designed to prevent Shigella, a bacterial illness that affects an estimated 188 million people worldwide each year and results in approximately 164,000 deaths annually, mostly among children under five years of age in low- and middle-income settings.

Company Performance

•

Long-Term Stockholder Returns Have Exceeded Benchmarks: The long-term value we have created for our stockholders is demonstrated by our cumulative total stock return relative to the cumulative total returns of the Nasdaq Composite Index and the Nasdaq Biotechnology Index for the period from June 12, 2020 (the date our common stock commenced trading on the Nasdaq Global Select Market) through December 31, 2023. Our cumulative total stock return of 140% over the period outperformed the Nasdaq Composite Index and the Nasdaq Biotechnology Index which indexes yielded returns of 57% and 9%, respectively, over the same period.(1)

•

Continued Execution and Achievement of Corporate Goals: As reflected throughout this section, we achieved the significant majority of our corporate goals and numerous other accomplishments in 2023, marking another strong year for Vaxcyte. Given our solid performance against our corporate goals, the Compensation Committee recommended, and the Board of Directors approved, an annual bonus payout of 125% of target for each of our named executive officers. A more detailed discussion of our annual bonus program is set forth below in the subsections titled “Executive Compensation–Executive Bonus Goal Setting” and “Executive Compensation—Fiscal Year 2023 Bonus Payouts.”

(1)

These returns assume an investment of $100 in our common stock at the closing price of $26.15 on June 12, 2020, the date of our initial public offering, and in each index on the same date and the reinvestment of the full amount of all dividends into shares of common stock; however, no dividends have been declared on our common stock to date. These stockholder returns are based on historical results and are not indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns. Further, these returns shall not be deemed “soliciting material” or to be “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any of our filings under the Securities Act, except to the extent that we specifically incorporate this information by reference therein, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Summary

The important features of our executive compensation program include the following:

What We Do	What We Do Not Do

•  Our Compensation Committee consists solely of independent members of our Board of Directors.

•  Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.

•  A significant portion of our named executive officers’ compensation is variable, at-risk and tied directly to our measurable performance.

•  Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year.

•  Equity awards with multi-year vesting periods are an integral part of our executive compensation program, and comprise the primary at-risk portion of our named executive officer compensation package.

•  We do not permit hedging and pledging of Vaxcyte stock.

•  We do not provide single-trigger vesting acceleration upon a change in control.

•  We do not provide our executive officers with any excise tax gross-ups or perquisites.

What We Do	What We Do Not Do
• In the event of an accounting restatement, the Company will recover erroneously awarded compensation according to the adopted Clawback Policy (as defined below).

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•	recruit and retain an exceptional executive team that will enable us to grow into a leading market player in the vaccine space;

•	differentiate pay based on a variety of qualitative factors, such as criticality of role, strategic value of the position, internal equity, individual performance and tenure;

•	Incentivize and reward strategic and financial goal accomplishments, with an emphasis on long-term goals; and

•	align our executives’ interests with those of our stockholders.

Our executive compensation program generally consists of the following three principal components: base salary, performance-based bonus and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under Vaxcyte’s defined contribution employee retirement plan (“401(k) plan”) and participation in employee benefit plans. The below chart summarizes the three main elements of our executive compensation, their objectives and key features.

Element	Objectives	Key Features
Base Salary (fixed cash)	• Reflects scope, size and complexity of our business and individual skillsets. • Attracts highly qualified executives due to competitive base salary.

•   Reviewed annually and determined by the Compensation Committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our independent compensation consultant.

Performance-Based Bonus (at-risk cash)	• Rewards executive officers for achieving key business objectives that support long-term strategy. • Aligns management and stockholder interests by linking pay to performance.

•   Target amounts reviewed annually and determined by the Compensation Committee based upon positions that have similar impact on the organization and competitive bonus opportunities in our market.

•   Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan, determined by the Compensation Committee

Element	Objectives	Key Features
and communicated at the beginning of the year.

Long-Term Equity Incentive (at-risk equity)

•   Motivates and rewards for long-term company performance.

•   Aligns management and stockholder interests by linking pay to performance.

•   Attracts highly qualified executives and encourages their continued employment over the long term.

•   Equity opportunities are reviewed annually and granted during the first half of the year.

•   Individual awards are determined based on a number of factors, including current corporate and individual performance and market data obtained from our independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers that provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board of Directors

The Compensation Committee is appointed by our Board of Directors and helps our Board of Directors oversee our compensation policies, plans and programs with the goal of attracting, incentivizing, retaining and rewarding top- quality executive management and employees. The Compensation Committee is responsible for reviewing and determining all compensation paid to our executive officers, including our named executive officers, and also reviews our compensation practices and policies as they relate to risk management and risk-taking incentives. Our Compensation Committee consists solely of independent members of the Board of Directors.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. From time to time, the Compensation Committee will recommend approval of compensation matters to the Board of Directors, consistent with the Compensation Committee’s charter. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers.

In fulfilling its responsibilities, the Compensation Committee considers input from an independent compensation consultant and, as appropriate, management. Our Chief Executive Officer evaluates and provides to the

Compensation Committee performance assessments and compensation recommendations. While our Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own performance and compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without our Chief Executive Officer present during discussions of our Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained Radford (Aon plc) (“Radford”) as its independent compensation consultant for 2023.

Radford’s engagement included:

•

compiling a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2023;

•

conducting market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers;

•	reviewing market and peer group equity usage metrics to assist with understanding of our equity budget relative to market; and

•	conducting a review of our director compensation policies and practices.

The Compensation Committee has analyzed whether the work of Radford as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines (the “Independence Assessment”). Based on its analysis, the Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest pursuant to the SEC rules and stock exchange listing standards.

In late 2023, the Compensation Committee retained Pay Governance as its independent compensation consultant, replacing Radford in that role. The compensation decisions described in this Compensation Discussion and Analysis were taken during the period when Radford was serving as the Compensation Committee’s independent compensation consultant. The Independence Assessment described above with respect to Radford was also conducted with respect to Pay Governance, and the Compensation Committee also determined that the work of Pay Governance and the individual compensation advisors employed by Pay Governance does not create any conflict of interest pursuant to the SEC rules and stock exchange listing standards. The initial work conducted by Pay Governance in the fourth quarter of 2023 also included assistance with peer group selection and market research, as well as a review of our compensation philosophy and market and governance trends.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Radford to develop a proposed peer group list of the publicly traded companies to be used in connection with assessing our compensation practices.

Radford proposed, and the Compensation Committee approved, a group of public companies that are reasonably comparable to Vaxcyte in terms of industry and financial characteristics to provide management and the Compensation Committee with relevant compensation information to support compensation decision-making. The executive compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to Vaxcyte. In determining the peer group, the independent compensation consultant considered companies that (i) were U.S.-headquartered in a biotech “hub” location; (ii) were in phase 2 or phase 3 of clinical trials with an emphasis on vaccines/immunotherapy; (iii) had a market cap multiple of approximately 0.25x to 4x of Vaxcyte’s then-current 5-day average market cap of approximately $3.4 billion; and (iv) had a headcount of between 50 and 500 employees.

Radford also considered several secondary factors, including whether a potential peer company had recently completed an initial public offering. The peer group with respect to 2023 was as follows:

Akero Therapeutics	CRISPR Therapeutics	Karuna Therapeutics
Arrowhead Pharmaceuticals	Day One Biopharmaceuticals	Lyell Immunopharma
Allogene Therapeutics	Denali Therapeutics	Mirati Therapeutics
Arcus Biosciences	Fate Therapeutics	Relay Therapeutics
Arvinas	Gossamer Bio	Revolution Medicines
Beam Therapeutics	Immunovant	Vir Biotechnology
Cerevel Therapeutics	Intellia Therapeutics

The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. Our updated peer group for 2023 reflects our advancement into late-stage clinical trials for our PCV franchise, our increased market cap and our growing headcount.

Using data compiled from the peer companies, the independent compensation consultant completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2023. The independent compensation consultant prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers. The Compensation Committee generally considered equity levels between the 50th and 75th percentile of the market data and reviewed these market data reference points as a helpful reference point in making 2023 compensation decisions, while making allowances for different roles and circumstances. The Compensation Committee generally did not strictly target a specific percentile in making 2023 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

The Compensation Committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below.

•	Company and individual performance

•	Existing business needs and criticality for future business needs and performance

•	Scope of job function, skill set, criticality of the role and strategic value of the position

•	Relative pay among our executive officers

•	Need to attract new talent and retain existing talent in a highly competitive industry

•	Value of existing equity holdings, including the potential value of unvested equity awards

•	Range of market data reference points, as described above under “Use of Competitive Market Compensation Data”

•	Experience, tenure and the role of the individual

•	Recommendations from the independent compensation consultant

“Say-on-Pay” Vote

In June 2023, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved, on an advisory basis, the compensation of our named executive officers, with over 89% of stockholder votes cast in favor of our “say-on-pay” resolution. In evaluating our compensation practices during fiscal 2023 and in early 2024, we were mindful of the support our stockholders expressed for our compensation philosophy. As a result, the Compensation Committee will continue to reinforce a pay-for-performance philosophy that ensures a direct link between stockholder interests and the interests of our executive officers. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.

2023 Executive Compensation Program

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly talented individuals. In February 2023, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer for the other executive officers, as well as the other factors described in the section above. Following this review, the Compensation Committee approved base salary increases for our executive officers and recommended to the Board of Directors a base salary increase for our Chief Executive Officer, to bring their base salaries to levels that were more aligned to the range of those of similarly situated executives at the companies in our peer group.

The Board of Directors approved the base salary increase for our Chief Executive Officer in February 2023. The base salaries approved for all of our named executive officers, effective as of January 1, 2023, were as follows:

Named Executive Officer	Base Salary
Grant E. Pickering	$640,000, increased from $600,666
Andrew Guggenhime	$517,000, increased from $493,658
Jim Wassil	$508,000, increased from $485,685
Mikhail Eydelman	$448,074, increased from $435,000

Annual Performance-Based Bonus

Our annual performance-based bonus awards provide incentive compensation (generally paid in cash) that is specifically designed to motivate our executive officers to achieve pre-established, company-wide priorities set by the Compensation Committee and the Board of Directors and to reward them for results and achievements in a given year. The annual target bonus opportunities for our named executive officers are generally determined by the Compensation Committee in the first quarter of each year and expressed as a percentage of each individual’s annual base salary comprising the named executive officer’s potential bonus opportunity. In February 2023, our Board of Directors approved, upon recommendation from our Compensation Committee, the ability of our officers at the level of vice president and above, at their own election, to receive their respective annual performance-based bonus awards in cash or fully vested restricted stock units (“RSUs”). The Board determined that should an officer elect to receive RSUs in lieu of cash, such grant would be issued on the same day as the payment of the cash bonus to all other employees, and the value of such grant would be with respect to a number of shares of our common stock with a fair market value equivalent to the cash value of the bonus at the time it was determined. The number of RSUs granted to such officer is obtained by dividing the cash value of the bonus by the closing price of our common stock on the grant date. Mr. Wassil was the only named executive officer who elected to receive his 2023 bonus in such form, and was granted 4,099 RSUs using the closing price of our common stock on the grant date of March 15, 2024. The target bonus opportunities approved for, and amounts earned by, our named executive officers for 2023 were as follows:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity	Actual Bonus Earned
Grant E. Pickering	60%, increased from 55%	$384,000	$480,000
Andrew Guggenhime	45%	$232,650	$290,813
Jim Wassil	45%	$228,600	$285,750
Mikhail Eydelman	40%	$179,230	$224,037

Executive Bonus Goal Setting

The targets against which performance is measured are generated through our annual budget and strategic planning process. The Board of Directors approved the performance metrics for 2023 performance-based bonus awards in the first quarter of fiscal year 2023, which included a stipulation that the maximum payout for achievement of the corporate goals would be 130%.

The corporate goals for 2023 on which our named executive officer performance bonuses were based included base corporate goals (total weighting of 100%) relating to the achievement of: (i) objectives in support of our VAX-24 adult program, including the completion of the Phase 2 study evaluating VAX-24 in healthy adults aged 65 years and older, reporting results from such study, as well as data from the full six-month safety assessment and prespecified pooled immunogenicity analyses from both the Phase 2 study and the prior Phase 1/2 proof-of-concept study in adults aged 18-64, completion of a meeting regarding CMC matters with the FDA, finalization of the VAX-24 Phase 3 adult program design, submission of an End-of-Phase 2 package to the FDA followed by the completion of an End-of-Phase 2 meeting with the FDA, and completion of certain VAX-24 Phase 3 CMC activities; (ii) objectives in support of our VAX-24 infant program, including initiation of a Phase 2 study evaluating VAX-24 for the prevention of IPD in healthy infants, and completion of a prespecified percentage of enrollment in such study; (iii) completion of VAX-31 development activities and submission of the adult IND application followed by clearance from the FDA to proceed with clinical trials; (iv) objectives in support of future Phase 3 clinical trials and long-term manufacturing readiness for our PCV franchise; (v) objectives in support of VAX-A1 Phase 1/2 development; (vi) objectives in support of VAX-PG and VAX-GI development; (vii) acceptance of a prespecified number of publications in scientific journals; (viii) financial objectives, including certain financing and capital raising goals; and (ix) corporate objectives, including management of operating and capital expenses within the annual budget, achievement of a pre-established hiring target, expanding the Company’s headquarters, and certain investor relations goals.

The 2023 corporate goals also included stretch goals (total weighting of 50%, and together with the base goals, a total weighting of 150%) relating to the achievement of the following objectives: (i) receipt of positive data results from the VAX-24 Phase 2 study in adults aged 65 and older; (ii) receipt of Breakthrough Therapy designation from the FDA for VAX-24 in adults; (iii) receipt of prespecified feedback from the FDA regarding CMC matters; (iv) completion of a higher prespecified percentage of enrollment in the VAX-24 infant study;

(v) initiation of a Phase 1/2 clinical proof-of-concept study evaluating VAX-31 in healthy adults aged 50 years and older; (vi) objectives in support of long-term manufacturing readiness for our PCV franchise; (vii) objectives in support of VAX-A1 Phase 1/2 development; (viii) objectives in support of VAX-PG and VAX-GI development; (ix) acceptance of a prespecified number of publications in scientific journals; and (x) financial objectives, including certain financing and capital raising goals.

In February 2024, the Board of Directors, on the recommendation of the Compensation Committee, certified the achievement of our corporate performance goals at an actual weighting of 125%.

Fiscal Year 2023 Bonus Payouts

The Compensation Committee and Board of Directors considered the immense progress made on the objectives, with specific emphases on the positive results from the VAX-24 Phase 2 study in adults aged 65 and older, as well as data from the full six-month safety assessment and prespecified pooled immunogenicity analyses from both the Phase 2 study and the prior Phase 1/2 proof-of-concept study in adults aged 18-64, completion of a successful follow-on financing with gross proceeds of approximately $575.2 million, and the company’s success in executing on the VAX-24 and VAX-31 clinical trials and preparing for the potential future commercial launch of its PCV franchise programs. In light of these circumstances, in February 2024, the Compensation Committee recommended, and the Board of Directors approved, a bonus payout of 125% of target for each of our named executive officers. The amount of the aggregate bonus that was paid with respect to fiscal year 2023 was determined in strict accordance with the terms of the annual bonus program based on performance, with no discretionary supplemental bonus paid to any named executive officer.

Equity Awards

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other executive officers by the Compensation Committee, and occasionally the Board of Directors upon recommendation from the Compensation Committee. As with other elements of compensation, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance and existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than our Chief Executive Officer, the Compensation Committee also takes into account the recommendations of our Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate taking into consideration the factors described herein.

2023 Annual Equity Awards

In December 2021, the Compensation Committee approved an update to the Company’s compensation philosophy to incorporate RSUs into the Company’s annual equity grants and equity grants to new hires. Effective January 1, 2022, such equity grants would be comprised of a mix of stock options and RSUs.

In February 2023, the Compensation Committee approved the following annual equity grants (the “Annual Equity Grant”) for our named executive officers (except that Mr. Pickering’s Annual Equity Grant was approved by the Board of Directors), which were granted in March 2023. The stock options vest monthly over a four-year period and have an exercise price of $41.67 per share, and 1/4 of the stock awards vested six months from the grant date, and additional 1/8 increments vest semi-annually thereafter.

Named Executive Officer	Stock Award Grant (# shares)	Stock Option Grant (# shares)
Grant E. Pickering	53,875	323,250
Andrew Guggenhime	22,500	135,000
Jim Wassil	22,500	135,000
Mikhail Eydelman	13,750	82,500

Employment, Severance and Change in Control Arrangements

Employment Agreements

We have entered into employment agreements or offer letters with each of our named executive officers. We designed these agreements to be part of a competitive compensation package and to keep our named executive officers focused on our business goals and objectives. These agreements or offer letters provide for base salaries and incentive compensation, and each component reflects the scope of each named executive officer’s anticipated responsibilities and the individual experience they bring to the Company. Each named executive officer is also eligible to participate in our employee benefit plans on the same terms as other regular, full-time employees. In addition, each of our named executive officers has executed our standard proprietary information and invention assignment agreement. The key terms of the offer letters or employment agreements are described below.

Grant E. Pickering

We entered into an employment agreement with Mr. Pickering, our Chief Executive Officer, dated January 21, 2016, which sets forth the initial terms and conditions of his employment with us. Mr. Pickering’s employment is at will and may be terminated at any time, with or without cause.

Andrew Guggenhime

We entered into an offer letter with Mr. Guggenhime, our President and Chief Financial Officer on April 17, 2020, which sets forth the initial terms and conditions of his employment with us. Mr. Guggenhime’s employment is at will and may be terminated at any time, with or without cause.

Jim Wassil

We entered into an offer letter with Mr. Wassil, our Executive Vice President and Chief Operating Officer, dated November 15, 2019, which sets forth the initial terms and conditions of his employment with us. Mr. Wassil’s employment is at will and may be terminated at any time, with or without cause.

Mikhail Eydelman

We entered into an offer letter with Mr. Eydelman, our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, dated March 4, 2022, which sets forth the initial terms and conditions of his employment with us. Mr. Eydelman’s employment is at will and may be terminated at any time, with or without cause.

Executive Change in Control and Severance Agreements

We have entered into Executive Change in Control and Severance Agreements with each of our named executive officers. The agreements provide for severance benefits upon a termination of employment by the Company without “cause” or by the executive for “good reason,” each as defined in the agreements, each of which we refer to as a qualifying termination. The severance benefits vary depending on whether the qualifying termination occurs during the period three months prior to and 12 months after a “change in control,” as defined in the agreements, which we refer to as the change in control period, or at a time other than during the change in control period.

In the event of a qualifying termination other than during the change in control period, the executive will receive a lump sum severance payment equal to the sum of (i) a number of months of base salary (12 months in the case of Mr. Pickering, nine months in the case of Messrs. Guggenhime, Wassil and Eydelman), (ii) a pro rata target bonus for the year of termination, and (iii) any bonus earned but not yet paid with respect to the year preceding the qualifying termination. The executive will also receive payment of COBRA premiums for the number of months in the severance period. Receipt of severance benefits is contingent upon the executive entering into a release of claims and allowing it to become effective.

In the event of a qualifying termination during the change in control period, the executive will receive a lump sum severance payment equal to the sum of (i) a number of months of base salary (18 months in the case of Mr. Pickering, 12 months in the case of Messrs. Guggenhime, Wassil and Eydelman), (ii) a multiple of the executive’s target bonus for the year of termination (150% in the case of Mr. Pickering, 100% in the case of Messrs. Guggenhime, Wassil and Eydelman) and (iii) any bonus earned but not yet paid with respect to the year preceding the qualifying termination. The executive will also receive payment of COBRA premiums for the number of months in the severance period and full vesting of all time-based equity awards. The vesting of performance-based equity awards will be based on the provisions of such awards, and we have not yet granted any performance-based equity awards. Receipt of severance benefits is contingent upon the executive entering into a release of claims and allowing it to become effective.

Other Elements of Compensation

Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability plans, in each case on the same basis as other employees, subject to applicable laws.

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary safe harbor contributions to the 401(k) plan. Beginning January 1, 2022, an employee who contributes 5% of compensation or more will receive a matching contribution equal to 4% of compensation, subject to the maximum annual employer contribution limit. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Work Anniversary Gift

In July 2023, we implemented a Work Anniversary Program, which is an employee recognition program to celebrate and acknowledge years worked at Vaxcyte by all full-time employees. Upon reaching an anniversary milestone of one year, three years, five years and ten years, full time employees receive an associated award of a $50 gift card, $250 gift card, $500 cash award or $1,000 cash award, respectively (“Anniversary Award”).

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our named executive officers.

No Tax Gross-Ups

In 2023, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation or benefits paid or provided by the Company (other than de-minimis amounts with respect to Anniversary Awards) and no named executive officer is party to an agreement providing for a gross-up payment.

Clawbacks

Effective October 2, 2023, our Compensation Committee adopted an incentive compensation recoupment policy (“Clawback Policy”) as required by Rule 10D-1 under the Exchange Act and the corresponding Nasdaq listing standards. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, the Clawback Policy generally requires the Company to recover erroneously awarded compensation that is granted, earned or vested based in whole or in part upon the attainment of a financial reporting measure and that is received by our current and former executive officers (as defined in Rule 10D-1) during the three fiscal years preceding the date that the Company is required to prepare the accounting restatement. The amount recoverable is the compensation paid or payable in excess of the amount that would have been paid or payable based on the restated financial results. The Compensation Committee administers the Clawback Policy.

In addition, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Policy Prohibiting Hedging and Pledging

Our insider trading policy prohibits all directors, officers, other employees and designated consultants from purchasing our stock on margin or holding our stock in a margin account, pledging our stock as collateral or engaging in hedging, derivative or similar transactions with respect to our stock, such as prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.

Stock Ownership Guidelines

The Compensation Committee has discussed establishing and monitoring stock ownership guidelines for directors and executive officers of the Company and is generally supportive of adopting such guidelines. The Compensation Committee plans to further evaluate the adoption of such guidelines.

Tax and Accounting Implications

Under ASC Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718.

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).

Executive Compensation Tables

2023 Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended December 31, 2023.

Named Executive Officer	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Stock Option Awards ($)(1)		Non-equity Incentive Plan Compensation ($)(2)(x)		All other Compensation ($)		Total ($)
Grant E. Pickering	2023	640,000	—		2,244,971		8,756,228		480,000		14,484	(3)	12,135,684
Chief Executive Officer	2022	600,666	66,073	(4)	1,781,781		10,777,268	(5)	429,476	(6)	6,676	(7)	13,661,941
	2021	574,800	—		—		4,353,113		363,561		—		5,291,474

Andrew Guggenhime	2023	517,000	—		937,575		3,656,894		290,813		12,996	(3)	5,415,277
President and Chief Financial Officer	2022	493,658	44,429	(4)	929,625		5,132,815	(8)	288,790	(6)	12,776	(9)	6,902,093
	2021	472,400	—		—		2,036,134		244,467		—		2,753,001

Jim Wassil	2023	508,000	—		1,223,275	(10)	3,656,894		50	(11)	12,996	(3)	5,401,215
Executive Vice President and Chief Operating Officer	2022	485,685	43,711	(4)	619,750		5,545,155	(12)	284,126	(6)	12,776	(9)	6,991,203
	2021	451,800	—		—		1,310,708		207,828		—		1,970,336

Mikhail Eydelman(13)	2023	448,074	—		572,963		2,234,768		224,037		12,506	(14)	3,492,348
Senior Vice President, General Counsel and Corporate Secretary	2022	326,250	26,100	(4)	148,500		4,180,068	(15)	169,650	(6)	162,576	(16)	5,013,144

(1)

The amounts disclosed represent the aggregate grant date fair value of the equity awards granted during 2021, 2022 and 2023 computed in accordance with ASC Topic 718. These amounts do not reflect the actual economic value that may be realized by the named executive officer in connection with such equity awards. For a discussion of valuation assumptions, see Note 10 of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(2)

The dollar amounts reported in this column represent the annual performance-based bonus awards earned under the annual performance-based bonus plan for the indicated fiscal year. For more information regarding the annual performance-based bonus awards for fiscal year 2023, see “Compensation Discussion and Analysis—2023 Executive Compensation Program—Annual Performance-Based Bonus” above.

(3)

Represents $434 paid by the Company for life insurance premiums, $12,200 for the Company’s 401(k) match, and an Anniversary Award (including a tax gross-up so that the individual received the intended award amount). With respect the Anniversary Award, Mr. Pickering received $1850.12 (of which $850.12 consisted of a tax gross-up); Mr. Guggenhime received $362.05 (of which $112.05 consisted of a tax gross-up); and Mr. Wassil received $362.05 (of which $112.05 consisted of a tax gross-up).

(4)

Represents the discretionary portion of the performance-based bonus earned during 2022. In December 2022, the Compensation Committee and Board of Directors considered the immense progress made on the objectives, with specific emphases on the positive topline data from the Phase 1/2 proof-of-concept study of VAX-24 in adults aged 18-64, completion of two successful follow-on financings totaling approximately

$805 million in gross proceeds, and the executive officers’ success in maintaining or improving the Company’s timelines for commercial launch of its pipeline. In light of these circumstances, the Compensation Committee recommended, and the Board of Directors approved, a bonus payout of 150% of target for each of our named executive officers who were serving through the end of 2022. Because of the 130% maximum bonus payout previously approved by the Board of Directors, 20% of the aggregate bonus payout for each of our named executive officers was considered discretionary.
(5)

Represents $7,112,865 from Mr. Pickering’s 2022 Annual Equity Grant and $3,664,403 from his Special Equity Grant (as defined below). As additional recognition of the Company’s achievements in fiscal year 2022, particularly in light of the positive topline results from the Phase 1/2 proof-of-concept study in VAX-24, the Board of Directors approved a special equity award of stock options to the Company’s employees, including the named executive officers (the “Special Equity Grant”).

(6)	Represents the performance-based bonus earned during the year, excluding the discretionary portion included in the Bonus column of this table.
(7)	Represents $576 paid by the Company for life insurance premiums and $6,100 for the Company’s 401(k) match.
(8)	Represents $3,711,060 from Mr. Guggenhime’s 2022 Annual Equity Grant and $1,421,755 from his Special Equity Grant.
(9)	Represents $576 paid by the Company for life insurance premiums and $12,200 for the Company’s 401(k) match.
(10)	Represents $937,575 from Mr. Wassil’s 2023 annual equity grant and $285,700 from Mr. Wassil’s annual performance-based bonus in fiscal 2023, all of which he elected to receive as RSUs in lieu of cash.
(11)

Represents the fractional value from Mr. Wassil’s annual performance-based bonus after electing to receive his annual performance-based bonus as RSUs in lieu of cash that could not be issued as an RSU.

(12)

Represents $2,474,040 from Mr. Wassil’s 2022 Annual Equity Grant, $1,649,360 from his Promotion Options (as defined below) and $1,421,755 from his Special Equity Grant. In March 2022, Mr. Wassil was granted 100,000 stock options in connection with his promotion from Chief Operating Officer to Executive Vice President and Chief Operating Officer (the “Promotion Options”).

(13)	Mr. Eydelman commenced his employment on April 1, 2022. His compensation in 2022 was prorated based on his employment commencement date.
(14)	Represents $434 paid by the Company for life insurance premiums, $12,000 for the Company’s 401(k) match, and an Anniversary Award of $72.41 (of which $22.41 consisted of a tax gross-up).
(15)	Represents $3,249,158 from Mr. Eydelman’s sign-on option grant and $930,911 from his Special Equity Grant.
(16)

Represents (i) $576 paid by the Company for life insurance premiums; (ii) $12,000 for the Company’s 401(k) match; and (iii) a $150,000 relocation allowance pursuant to Mr. Eydelman’s offer letter, $87,500 of which was paid on the first payroll after his start date with the remaining $62,500 to be paid on or about January 13, 2023. On December 21, 2022, the Compensation Committee approved the acceleration of payment of the remaining $62,500, which was paid to Mr. Eydelman in December 2022.

Grants of Plan-Based Awards

The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
Named Executive Officer	Grant Date(1)	Board of Directors or Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: No. of Shares of Stock (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)

Grant E. Pickering	3/1/2023	2/27/2023	—	—	—	—	323,250	41.67	8,756,228
	3/1/2023	2/27/2023	—	—	—	53,875	—	—	2,244,971
			—	384,000	499,200	—	—	—	—

Andrew Guggenhime	3/1/2023	2/27/2023	—	—	—	—	135,000	41.67	3,656,894
	3/1/2023	2/27/2023	—	—	—	22,500	—	—	937,575
			—	232,650	302,445	—	—	—	—

Jim Wassil(5)	3/1/2023	2/27/2023	—	—	—	—	135,000	41.67	3,656,894
	3/1/2023	2/27/2023	—	—	—	22,500	—	—	937,575
			—	228,650	297,180	—	—	—	—

Mikhail Eydelman	3/1/2023	2/27/2023	—	—	—	—	82,500	41.67	2,234,768
	3/1/2023	2/27/2023	—	—	—	13,750	—	—	572,963
			—	179,230	232,999	—	—	—	—

(1)	The stock and option awards were granted pursuant to the 2020 Plan, with option awards having an exercise price equal to the closing market price of the Company’s common stock on the date of grant.
(2)	The actual payout under the non-equity incentive plan for the fiscal year ended December 31, 2023 is disclosed under “Executive Compensation—2023 Summary Compensation Table.”
(3)

The option award represents an Annual Equity Grant and is a time-based award, with 1/48 of the shares subject to the option vesting on the one-month anniversary of the date of grant, and 1/48 of the shares vesting monthly thereafter. The option award has a term of ten years. The Grant Date Fair Value of the option award reflects a grant date per share Black-Scholes value of $27.09, which was calculated in accordance with ASC Topic 718.

(4)

The stock award represents an Annual Equity Grant and is a time-based award, with 1/4 of the shares subject to the award vesting on the six-month anniversary of the date of grant, and 1/8 of the shares vesting semi-annually thereafter. The Grant Date Fair Value of the stock award reflects a grant date per share value of $41.67, which was calculated in accordance with ASC Topic 718.

(5)

The named executive officers may, at their own election, receive their respective annual performance-based bonus awards in cash or fully vested RSUs. Mr. Wassil elected to receive RSUs in lieu of cash for all of his annual performance-based bonus in fiscal 2023.

Outstanding Equity Awards as of December 31, 2023

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2023.

	Option Awards(1)						Stock Awards
Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Grant E. Pickering(3)	4/24/2015	(4)	3,663	—	0.04	4/23/2025	—	—
	5/18/2017	(4)	117,225	—	1.79	5/17/2027	—	—
	7/24/2018	(4)	292,327	—	2.03	7/23/2028	—	—
	4/18/2020	(5)	238,653	20,064	5.35	4/17/2030	—	—
	4/1/2021	(6)	200,397	102,715	20.93	3/31/2031	—	—
	3/2/2022	(6)	188,671	242,579	24.79	3/1/2032	—	—
	3/2/2022	(7)	—	—	—	—	35,938	2,256,907
	12/30/2022	(6)(8)	27,062	81,188	47.95	12/30/2032	—	—
	3/1/2023	(6)	60,609	262,641	41.67	3/1/2033	—	—
	3/1/2023	(7)	—	—	—	—	40,406	2,537,497
Andrew Guggenhime	5/12/2020	(9)	392,827	54,648	5.35	5/11/2030	—	—
	4/1/2021	(6)	96,666	48,334	20.93	3/31/2031	—	—
	3/2/2022	(6)	98,437	126,563	24.79	3/1/2032	—	—
	3/2/2022	(7)	—	—	—	—	18,750	1,177,500
	12/30/2022	(6)(8)	10,500	31,500	47.95	12/30/2032	—	—
	3/1/2023	(6)	25,312	109,688	41.67	3/1/2033	—	—
	3/1/2023	(7)	—	—	—	—	16,875	1,059,750
Jim Wassil	12/17/2019	(10)	96,555	—	2.42	12/16/2029	—	—
	4/18/2020	(5)	77,026	5,136	5.35	4/17/2030	—	—
	4/1/2021	(6)	62,226	31,114	20.93	3/31/2031	—	—
	3/2/2022	(6)	65,625	84,375	24.79	3/1/2032	—	—
	3/2/2022	(11)	47,916	52,084	24.79	3/1/2032	—	—
	3/2/2022	(7)	—	—	—	—	12,500	785,000
	12/30/2022	(6)(8)	10,500	31,500	47.95	12/30/2032	—	—
	3/1/2023	(6)	25,312	109,688	41.67	3/1/2023	—	—
	3/1/2023	(7)	—	—	—	—	16,875	1,059,750
Mikhail Eydelman	5/9/2022	(12)	63,750	131,250	21.41	5/8/2032	—	—
	6/7/2022	(13)	—	—	—	—	4,688	294,407
	12/30/2022	(6)(8)	6,875	20,625	47.95	12/30/2032	—	—
	3/1/2023	(6)	15,468	67,032	41.67	3/1/2033	—	—
	3/1/2023	(7)	—	—	—	—	10,312	647,594

(1)	Option awards granted prior to June 2020 were granted under our 2014 Equity Incentive Plan (the “2014 Plan”). Option awards granted from June 2020 onwards were granted under the 2020 Plan.
(2)	Value is calculated by multiplying the number of shares of stock by $62.80, the closing market price of our stock at the end of the last completed fiscal year.
(3)	The number of shares reported reflects the transfer by Mr. Pickering in 2022 of beneficial ownership of stock and certain stock options in connection with a divorce settlement agreement.
(4)	Fully vested and exercisable as of or prior to December 31, 2023.
(5)	1/4 of the shares subject to the option vested on March 20, 2021, and 1/48 of the shares vest monthly thereafter.

(6)	1/48 of the shares subject to the option vested on the one-month anniversary of the grant date, and 1/48 of the shares vest monthly thereafter.
(7)	1/4 of the shares subject to the award vested on the six-month anniversary of the grant date, and 1/8 of the shares vest semi-annually thereafter.
(8)	Represents the Special Equity Grant.
(9)	1/4 of the shares subject to the option vested on May 1, 2021, and 1/48 of the shares vest monthly thereafter.
(10)	1/4 of the shares subject to the option vested on December 1, 2020, and 1/48 of the shares vest monthly thereafter.
(11)	1/4 of shares subject to the option vested on January 1, 2023, and 1/48 of the shares vest monthly thereafter. Represents Mr. Wassil’s Promotion Options.
(12)	1/4 of the shares subject to the option vested on April 1, 2023, and 1/48 of the shares vest monthly thereafter.
(13)	1/4 of the shares subject to the award vested on June 7, 2023, and 1/8 of the shares vest semi-annually thereafter.

Option Exercises and Stock Vested

The following table sets forth certain information regarding any option exercises and stock vested during the fiscal year ended December 31, 2023 with respect to our named executive officers.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Grant E. Pickering	19,900	1,200,920	31,437	1,517,849
Andrew Guggenhime	38,000	1,897,544	15,000	720,427
Jim Wassil	20,000	943,616	11,875	575,907
Mikhail Eydelman	30,000	930,636	6,250	324,635

(1)	The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those stock options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits

Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Potential Payments Upon Termination or Change in Control

The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described below under the section titled, “Executive Change in Control and Severance Agreements,” assuming their employment was terminated as of December 31, 2023, including in connection with a change in control as of December 31, 2023.

Named Executive Officer	Type of Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)	Continuation of Insurance Coverage ($)	Total ($)
Grant E. Pickering	Termination without Cause or with Good Reason	640,000	384,000	—	40,270	1,064,270
	Termination without Cause or with Good Reason in connection with a CIC(2)	960,000	576,000	26,414,503	60,406	28,010,909
Andrew Guggenhime	Termination without Cause or with Good Reason	387,750	232,650	—	30,203	650,603
	Termination without Cause or with Good Reason in connection with a CIC(2)	517,000	232,650	14,996,664	40,270	15,786,584
Jim Wassil	Termination without Cause or with Good Reason	381,000	228,600	—	30,203	639,803
	Termination without Cause or with Good Reason in connection with a CIC(2)	508,000	228,600	11,414,845	40,270	12,191,715
Mikhail Eydelman	Termination without Cause or with Good Reason	336,056	179,230	—	26,465	541,751
	Termination without Cause or with Good Reason in connection with a CIC(2)	448,074	179,230	8,097,105	35,287	8,759,696

(1)

The amount shown in this column for each named executive officer consists of the value of the portions of the unvested in-the-money stock options held by the named executive officer for which vesting would be accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $62.80 per share on December 31, 2023, as reported on the Nasdaq Global Select Market (less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award. Accelerated vesting of equity awards is not included in the table above in a termination unrelated to a change in control as the named executive officers do not have a contractual right to accelerated vesting of such awards in connection with such a termination of employment.

(2)

Represents change in control severance benefits based on a double-trigger arrangement, which assumes the named executive officer is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the named executive officer’s Executive Change in Control and Severance Agreement) in connection with, or within three months prior to, or 12 months following, a change of control of Vaxcyte.

Pay versus Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation
S-K
under the Exchange Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the named executive officers or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.
The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our PEO and our non-PEO
named executive officers (collectively, the “Other NEOs”) as set forth above in the subsection titled “—Executive Compensation—2023 Summary Compensation Table,” (ii) the compensation actually paid (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) the total shareholder return (“TSR”) of both the Company and the Nasdaq Biotechnology Index; (iv) our net loss; and (vi) the relationship of the CAP to those TSRs and net loss. Our compensation programs for named executive officers are not based on financial measures, and so we have not included a column regarding a “Company-Selected Measure.”

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO ($) (1) (b)	Compensation Actually Paid to PEO ($) (2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4) (e)	Total Shareholder Return ($) (5) (f)	Peer Group Total Shareholder Return ($) (6) (g)	Net Loss ($) (7) (h)
2023	12,135,684	28,149,249	4,769,613	11,152,992	240	109	(402,265,659)
2022	13,661,941	29,657,130	5,315,171	12,584,386	183	105	(223,485,656)
2021	5,291,474	4,286,520	1,913,790	1,261,956	91	118	(100,076,195)
2020	3,374,620	13,957,951	3,503,811	10,645,847	102	118	(89,217,635)

(1)
The dollar amounts reported in column (b) represent the amounts of total compensation reported for Grant E. Pickering (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Please refer to the subsection above titled “—Executive Compensation—Summary Compensation Table.” The SCT Total amounts do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable years.

(2)
The dollar amounts reported in column (c) represent the amount of CAP to our PEO. The CAP amounts do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable years. In accordance with Item 402(v), the following adjustments were made to our PEO’s SCT Total for each year to determine the CAP (to determine the value of stock options included in CAP, the Black-Scholes valuation model was used):

	2023	2022	2021	2020
Adjustments	PEO	PEO	PEO	PEO
SCT Total	$12,135,684	$13,661,941	$5,291,474	$3,374,620
(Deduct): Aggregate change in actuarial present value included in SCT Total for the covered fiscal year	—	—	—	—
Add: Service cost for the covered fiscal year	—	—	—	—
Add: Prior service cost for the covered fiscal year	—	—	—	—
(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	$(11,001,200)	$(12,559,049)	$(4,353,113)	$(2,623,695)

	2023	2022	2021	2020
Adjustments	PEO	PEO	PEO	PEO
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$15,786,448	$19,172,031	$4,105,563	$6,055,220
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$7,868,081	$6,351,332	$(651,679)	$3,491,427
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$3,158,794	$2,321,656	$790,370	—
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$201,441	$709,220	$(896,095)	$3,660,379
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	—	—	—	—
CAP Amounts (as calculated)	$28,149,249	$29,657,130	$4,286,520	$13,957,951

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Other NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The Other NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Andrew Guggenhime, Jim Wassil and Mikhail Eydelman; (ii) for 2022, Andrew Guggenhime, Jim Wassil, Mikhail Eydelman and Paul Sauer; (iii) for 2021, Andrew Guggenhime, Jim Wassil, Paul Sauer and Harp Dhaliwal; and (iv) for 2020, Andrew Guggenhime and Jim Wassil. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Other NEOs as a group during the applicable year.

(4)
The dollar amounts reported in column (e) represent the average of “compensation actually paid” to the Other NEOs as a group, as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Other NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to average total compensation for the Other NEOs as a group for each year to determine the CAP, using the same methodology described above in Note (2).

	2023	2022	2021	2020
Adjustments	Other NEOs	Other NEOs	Other NEOs	Other NEOs
SCT Total	$4,769,613	$5,315,171	$1,913,790	$3,503,811
(Deduct): Aggregate change in actuarial present value included in SCT Total for the covered fiscal year	—	—	—	—
Add: Service cost for the covered fiscal year	—	—	—	—
Add: Prior service cost for the covered fiscal year	—	—	—	—
(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	$(4,094,139)	$(4,575,299)	$(1,401,561)	$(2,916,624)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$5,738,325	$8,149,296	$1,314,076	$7,100,782
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$3,536,479	$2,700,860	$(399,844)	$2,199,310
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$1,148,197	$585,457	$192,495	—
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$54,518	$408,902	$(476,000)	$758,569
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	—	—	—	—
CAP Amounts (as calculated)	$11,152,992	$12,584,386	$1,261,956	$10,645,847

(5)
Cumulative TSR is calculated assuming an investment of $100 in our common stock at the closing price of $26.15 on June 12, 2020, the date our common stock commenced trading on the Nasdaq Global Select Market.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Biotechnology Index.

(7)	Represents the amount of net loss as reported in our Statements of Comprehensive Loss included in our Annual Reports on Form 10-K for the years ended December 31, 2023, 2022, 2021 and 2020.

Relationship Between CAP and Net Loss/TSR
The graphs below show the
relationship
of our PEO’s and Other NEOs’ CAP to (i) our net loss, and (ii) the TSR of both the Company and the Nasdaq Biotechnology Index.

All information provided above under the “Pay versus Performance Disclosure” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Principal Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K under the Exchange Act, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

During fiscal year 2023, the principal executive officer of Vaxcyte was our Chief Executive Officer, Grant E. Pickering. For 2023, the annual total compensation for Mr. Pickering was $12,135,684. The annual total compensation for our median employee (identified as disclosed below) was $276,484, resulting in a pay ratio of approximately 44:1.

We identified the median employee as of December 31, 2023 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees, (B) target bonus for 2023, (C) estimated fair value of any equity awards granted during 2023, (D) all other compensation, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all Vaxcyte employees, excluding Mr. Pickering. Total compensation for all permanent employees (full-time or part-time) that were employed by Vaxcyte for less than the full fiscal year was annualized.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Limitations of Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Certificate of Incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law and provide that we may indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Certificate of Incorporation and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Equity Compensation Plans at December 31, 2023

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants And Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders
2020 Plan(1)
Stock Options	7,086,873	32.15	6,065,150
RSUs	753,462	—	—
2014 Plan(2)	2,227,963	3.70	—
2020 ESPP(3)	103,628	35.91	2,257,745
Equity Compensation Plans Not Approved by Stockholders(4)	36,710	1.05	—

Total	10,208,636	23.50	8,322,895

(1)

The number of shares remaining available for future issuance under the 2020 Plan automatically increases on January 1st each year, through and including January 1, 2030, in an amount equal to the lesser of (i) 5% of the total number of shares of common stock outstanding on such December 31st of the preceding calendar year or (ii) a number of shares as determined by the Board of Directors prior to the beginning of each year. On January 1, 2024, the number of shares available for issuance under the 2020 Plan automatically increased by 4,768,241 shares.

(2)

Subsequent to the adoption of the 2020 Plan, no additional equity awards can be made under the 2014 Plan. Shares reserved and remaining available for issuance under the 2014 Plan were added to the 2020 Plan reserve upon its effectiveness.

(3)

The number of shares remaining available for future issuance under the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) automatically increases on January 1st of each year, through and including January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31st of the preceding calendar year, (ii) 1,500,000 shares of common stock or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above. Our Board of Directors did act prior to January 1, 2024 to provide that there would be no increase in the shares reserved for the 2020 Employee Stock Purchase Plan.

(4)

Consists of stock options to purchase 36,710 shares granted outside of the 2020 Plan and 2014 Plan during January 2014 and September 2016. We have not granted any stock options outside of the 2014 Plan or 2020 Plan since September 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2024 (unless noted otherwise) by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table under “Executive Compensation” above (referred to throughout this proxy statement as our named executive officers);

•	all current executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers and directors as well as Schedules 13G or 13D filed with the SEC by beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 108,754,198 shares outstanding on March 31, 2024, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for persons listed in the table is c/o Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2024, which is 60 days after March 31, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders
FMR LLC(1)	14,213,365	13.1%
RA Capital Management, L.P.(2)	9,685,079	8.9%
BlackRock, Inc.(3)	8,575,238	7.9%
The Vanguard Group(4)	8,452,371	7.8%
Janus Henderson Group plc(5)	6,981,376	6.4%
Directors and Named Executive Officers
Grant E. Pickering(6)(7)	1,565,600	1.4%
Andrew Guggenhime(6)	708,025	*
Jim Wassil(6)	505,364	*
Mikhail Eydelman(6)	124,885	*
Carlos Paya(6)(8)	61,458	*
Annie Drapeau(6)	62,291	*
Halley Gilbert(6)	129,573	*
Peter Hirth(6)(9)	122,458	*
Jacks Lee(6)	—	*
Teri Loxam(6)	62,291	*
Heath Lukatch(6)	56,625	*
All directors and executive officers as a group (11 persons)(6)	3,398,570	3.1%

*	Represents beneficial ownership of less than 1%.

(1)

Based solely on information provided in the Schedule 13G/A filed with the SEC on February 9, 2024, by FMR LLC (“FMR”) and Abigail P. Johnson. As of December 31, 2023, FMR reported having sole voting power over 14,211,682 shares of our common stock. FMR and Abigail P. Johnson reported having sole dispositive power over 14,213,365 shares of our common stock. The address for each of these reporting persons is 245 Summer Street, Boston, Massachusetts 02210.

(2)

Based solely on information provided in the Schedule 13G/A filed with the SEC on February 14, 2024, by RA Capital Management, L.P. (“RA Capital”), Peter Kolchinsky, Rajeev Shah, and RA Capital Healthcare Fund, L.P. (the “Fund,” and collectively, the “RA Capital Reporting Persons”). As of December 31, 2023, RA Capital, Dr. Kolchinsky and Mr. Shah reported shared voting and shared dispositive power over 9,685,079 shares of our common stock, and the Fund reported shared voting and shared dispositive power over 8,737,954 shares of our common stock. The Fund directly holds (i) 6,944,129 shares of our common stock and (ii) 5,000,000 pre-funded warrants (“Pre-Funded Warrants”), through which it has the right to acquire 5,000,000 shares of our common stock subject to a Beneficial Ownership Blocker (as defined below). The RA Capital Nexus Fund, L.P. (the “Nexus Fund”) directly holds 947,125 shares of our common stock. The shares reported by the RA Capital Reporting Persons represent (i) 7,891,254 shares of Common Stock held directly, and (ii) 1,793,825 shares of Common Stock that the RA Capital Reporting Persons beneficially own based on the right to acquire, upon the exercise of the Pre-Funded Warrants. The Pre-Funded Warrants are subject to a beneficial ownership blocker (“Beneficial Ownership Blocker”), which precludes the exercise of the Pre-Funded Warrants to the extent that, following exercise, the RA Capital Reporting Persons, together with its affiliates and other attribution parties, would own more than 9.99% of our outstanding common stock. The address for the RA Capital Reporting Persons is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston MA 02116.

(3)

Based solely on information provided in the Schedule 13G filed with the SEC on January 25, 2024, by BlackRock, Inc. (“BlackRock”). As of December 31, 2023, BlackRock reported having sole voting power over 8,437,362 shares of our common stock, and sole dispositive power over 8,575,238 shares of our common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)

Based solely on information provided in the Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). As of December 31, 2023, Vanguard reported having shared voting power over 167,868 shares of our common stock, sole dispositive power over 8,196,241 shares of our common stock and shared dispositive power over 256,130 shares of our common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based solely on information provided in the Schedule 13G/A filed with the SEC on February 13, 2024, by Janus Henderson Group plc (“Janus Henderson”). As of December 31, 2023, Janus Henderson reported having shared voting and shared dispositive power over 6,981,376 shares of our common stock. The address for Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(6)	Includes shares of our common stock issuable upon exercise of outstanding stock options that are exercisable or will be exercisable within 60 days of March 31, 2024, as described below:

Held by	# Stock Options
Grant E. Pickering	1,109,152
Andrew Guggenhime	660,472
Jim Wassil	414,332
Mikhail Eydelman	118,070
Carlos Paya	58,333
Annie Drapeau	59,166
Halley Gilbert	126,448
Peter Hirth	119,333
Jacks Lee	—
Teri Loxam	59,166
Heath Lukatch	53,500

All directors and executive officers as a group (11 persons)	2,777,972

(7)	Includes 297,340 shares of common stock held by trusts for the benefit of Mr. Pickering’s children.
(8)	Includes 61,458 shares of common stock held by a revocable trust of which Dr. Paya is the sole trustee.
(9)	Includes 7,113 shares of common stock held by Hirth Enterprises, LLC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Below we describe transactions since January 1, 2023 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, director nominees, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board of Directors.

We have entered, and expect to continue to enter, into indemnification agreements with each of our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these Certificate of Incorporation and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a Related Person Transaction Policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company was or will be a participant and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities, indebtedness and guarantees of indebtedness, and in which any related person had or will have a material interest. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Vaxcyte stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Corporate Secretary at (650) 837-0111 or send a written request to: Corporate Secretary, Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

* * *

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Mikhail Eydelman
Mikhail Eydelman
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
April 15, 2024

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2023 is available without charge upon written request to: Corporate Secretary, Vaxcyte, Inc., 825 Industrial Road, Suite 300, San Carlos, California 94070.

VAXCYTE, INC. 825 INDUSTRIAL ROAD SUITE 300 SAN CARLOS, CA 94070 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. PT / 11:59 P.M. ET on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PCVX2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. PT / 11:59 P.M. ET on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V36084-P04706 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VAXCYTE, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individualnominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Class I Directors Nominees would serve until the 2027 Annual Meeting of Stockholders and until their successors have been duly elected andqualified, or, if sooner, until the director’s death, resignation or removal. Nominees: 01) Annie Drapeau 02) Teri Loxam 03) Caros Paya, M.D., Ph.D. The Board of Directors recommends you vote FOR the following proposals: 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. 3. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers. For Against Abstain NOTE: The proxies may vote in their discretion upon any other business that may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V36085-P04706 VAXCYTE, INC. Annual Meeting of Stockholders June 6, 2024 8:30 AM PT / 11:30 AM ET This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Grant Pickering and Andrew Guggenhime, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VAXCYTE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 8:30 AM PT / 11:30 AM ET on June 6, 2024, at www.virtualshareholdermeeting.com/PCVX2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side